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                                                           OMB APPROVAL
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------                                              OMB Number:      3235-0362
FORM 5                                              Expires: October 31, 2001
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                                                    hours per response.... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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
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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
   Thomas, II      Alfred             J.          PetroQuest Energy, Inc. -- PQUE             Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
   400 E. Kaliste Saloom Rd., Suite 3000          Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person, if an entity       12/31/99           ----        title ---       below)
                 (Street)                         (Voluntary)             -------------------               below)
  Lafayette         Louisiana       70508                                 5. If Amendment,      Chief Operating Officer
-------------------------------------------                                  Date of Original   -----------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Reporting
                                                                          ------------------         (Check applicable line)

                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature of
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          Beneficial
                                (Month/      (Instr.                                   end of Issuer's     Direct         Ownership
                                 Day/        8)                                        Fiscal Year         (D) or         (Instr. 4)
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect
                                                       Amount    (A) or      Price                         (I)
                                                                 (D)                                       (Instr. 4)
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  Common Stock                   12/28/99      G       18,459     D                       1,290,839            D
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  Common Stock                   12/28/99      G       18,459     D                         469,319            I          By wife
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  Common Stock                                                                               30,000            I          (1)
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  (1) By American Explorer, Inc.






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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (7-96)
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
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Security
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/
                             ative        Year)                  (Instr. 3, 4,    Year)
                             Security                            and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date       Title   Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Alfred J. Thomas, II         2/4/2000
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                -------------------------------  --------
                                                                                           **Signature of Reporting Person    Date


Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2
                                                                                                                     SEC 2270 (7-06)
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